Exhibit 99.1

Ann T. Scott 303-460-3537, ascott@ball.com Renee Robinson 303-460-2476, rarobins@ball.com
News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Bradford Walton 415-254-7168, Bradford.Walton@ball.com

Ball Reports Strong Second Quarter 2021 Results

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Highlights

●Second quarter U.S. GAAP earnings per diluted share of 61 cents vs. 28 cents in 2020
●Second quarter comparable earnings per diluted share of 86 cents vs. 65 cents in 2020; an increase of 32%
●Second quarter global beverage can volumes up 13%; specialty mix exceeds 49%
●Year-to-date aerospace contracted backlog increased 25% to $3 billion; won-not-booked backlog of $5.1 billion
●Successful start-up of Pittston, Pennsylvania, beverage can manufacturing facility; four lines installed by late 2021
●Announced 2030 sustainability goals and vision to achieve circular economy for aluminum beverage packaging
●Expanding 2021 return of value to shareholders by increasing the dividend 33% and initiating share repurchase program of at least $500 million while also deploying in excess of $1.5 billion in capital investments
●Positioned to exceed long-term diluted earnings per share growth goal of 10 to 15%

WESTMINSTER, Colo., August 5, 2021 – Ball Corporation (NYSE: BLL) today reported, on a U.S. GAAP basis, second quarter 2021 net earnings attributable to the corporation of $202 million (including net after-tax charges of $85 million, or 25 cents per diluted share for business consolidation and other non-comparable items), or 61 cents per diluted share, on sales of $3.5 billion, compared to $94 million net earnings attributable to the corporation, or 28 cents per diluted share (including net after-tax charges of $122 million, or 37 cents per diluted share for business consolidation and other non-comparable items), on sales of $2.8 billion in 2020. Results for the first six months of 2021 were net earnings attributable to the corporation of $402 million, or $1.20 per diluted share, on sales of $6.6 billion compared to $117 million, or 35 cents per diluted share, on sales of $5.6 billion for the first six months of 2020.

Ball’s second quarter and year-to-date 2021 comparable earnings per diluted share were 86 cents and $1.58, respectively, versus second quarter and year-to-date 2020 comparable earnings per diluted share of 65 cents and $1.26, respectively.

Details of comparable segment earnings, business consolidation activities, business segment descriptions and other non-comparable items can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release. References to volume data represent units shipped.

“During the quarter, the company increased comparable earnings per diluted share by 32% on 13% aluminum beverage volume growth and 20% aluminum aerosol growth, and secured new aerospace contracts to achieve record backlog. In addition to global operations executing at a high level, the company started up the new Pittston, Pennsylvania, beverage can manufacturing facility, initiated further global capacity investments and successfully launched The Aluminum Cup™ at retail in the United States. Global projects in North America, South America and EMEA are supported by long-term contracts and will contribute meaningfully to 2021 and beyond,” said John A. Hayes, chairman and chief executive officer.

“Our focus remains on our employees’ safety, training and development, the efficient startups of EVA-enhancing projects and opportunities to build optimal inventory to further improve operational efficiencies and customer service. Positive momentum continues across the entire company. Our recently announced 2030 sustainability goals and plans to expand the return of value to shareholders through higher dividends and share repurchases while deploying significant capital to increase the availability of sustainable aluminum packaging and best-in-class aerospace technologies will benefit our stakeholders in 2021 and beyond,” said Daniel W. Fisher, president.

Beverage Packaging, North and Central America

Beverage packaging, North and Central America, comparable segment operating earnings for the second quarter 2021 were $193 million on sales of $1.5 billion compared to $189 million on sales of $1.3 billion in 2020. For the first six months, comparable segment operating earnings were $333 million on sales of $2.8 billion compared to $335 million on sales of $2.4 billion during the same period in 2020. Year-over-year sales reflect higher shipments, the contractual pass through of higher aluminum costs and improved price/mix.

Second quarter comparable segment earnings reflect 5% volume growth, the benefits from new contractual terms and higher specialty mix largely offset by startup and labor costs associated with three new manufacturing plants and the impact of low finished goods inventory entering peak season.

Demand for aluminum beverage cans and bottles continues to outstrip supply across North America. The company’s new Glendale, Arizona, facility successfully started up its second and third lines during the quarter, and the new Pittston, Pennsylvania, facility started up initial beverage can production on two lines late in the second quarter. Project execution is on or above our targets and additional capacity investments in North America are supported by long duration contracts and will serve growing demand for aluminum beverage cans across all beverage categories.

The company’s new aluminum end manufacturing facility in Bowling Green, Kentucky, is scheduled to begin production in the fourth quarter and full-year 2021 startup costs are still anticipated to be in the range of $50 million.

Beverage Packaging, EMEA

Beverage packaging, EMEA, comparable segment operating earnings for second quarter were $124 million on sales of $906 million compared to $63 million on sales of $699 million in 2020. For the first six months, comparable segment operating earnings were $224 million on sales of $1.7 billion compared to $131 million on sales of $1.4 billion during the same period in 2020. Year-over-year sales reflect higher shipments, the contractual pass through of higher aluminum costs and favorable foreign exchange.

Second quarter comparable segment earnings reflect 18% segment volume growth, specialty mix and strong year-over-year consumption trends across Europe. Packaging mix shift to sustainable aluminum cans for traditional and non-traditional beverages continues, and demand is outstripping supply. In addition to 2021 beverage can line investments across the region, the company recently announced its intention to build two new beverage can manufacturing facilities in the U.K. and Russia with production anticipated to begin in 2023. Line speed ups and greenfield projects are largely on track and will support growing demand for aluminum beverage cans in 2021 and beyond.

Beverage Packaging, South America

Beverage packaging, South America, comparable segment operating earnings for second quarter were $78 million on sales of $452 million compared to $46 million on sales of $329 million in 2020. For the first six months, comparable segment operating earnings were $171 million on sales of $939 million compared to $109 million on sales of $734 million during the same period in 2020. Year-over-year sales reflect higher shipments, the contractual pass through of higher aluminum costs and improved mix.

Segment volume ended the quarter up 15% and second quarter earnings also reflect favorable price/mix and solid operating performance across South America. In Brazil, demand remains strong and continues to outstrip supply despite COVID-19 related restrictions and cooler than anticipated weather.

To support long-term contracted volume growth and can-filling investments across South America, multiple can manufacturing investments are ongoing across our existing footprint in 2021 and beyond. The previously announced multi-line facility in Frutal, Brazil, is on schedule to begin production in the second half of 2021.

Aerospace

Aerospace comparable segment operating earnings for the second quarter were $34 million on sales of $459 million compared to $30 million on sales of $438 million in 2020. For the first six months, comparable segment operating earnings were $69 million on sales of $883 million compared to $70 million on sales of $870 million during the same period in 2020. Contracted backlog ended the quarter at $3 billion and contracts won, but not yet booked into contracted backlog was $5.1 billion.

Segment results reflect moderation in the inefficiencies created from certain customer supply-chain disruptions. The company continues to win defense, climate change and Earth-monitoring contracts to provide mission-critical programs and technologies to U.S. government, defense, intelligence, and reconnaissance and surveillance customers. New contracts booked late in the second quarter are anticipated to ramp quickly and full-year earnings remain on track to grow double-digits. Hiring to support future growth and multiple projects to expand manufacturing capacity, test capabilities, engineering, and support workspace remain on track.

Non-reportable

In addition to undistributed corporate expenses, the results for the company’s global aluminum aerosol business, beverage can manufacturing facilities in India, Saudi Arabia and Myanmar and investments in the company’s new aluminum cup business continue to be reported in other non-reportable.

Second quarter and year-to-date results reflect higher year-over-year undistributed corporate expenses and marketing costs associated with the aluminum cup national retail launch. During the quarter, the company’s global aluminum aerosol volumes increased 20% versus 2020, and customers continue to pursue sustainable personal care packaging solutions including the company’s new Infinity aluminum bottle.

Outlook

“The company is well-positioned for long-term growth and we recently accelerated return of value to shareholders in 2021 by increasing our dividend 33% and initiating share repurchases of at least $500 million. Our financial strength and flexibility provide the opportunity to return value to shareholders while also investing in excess of $1.5 billion in capital expenditures to further grow cash from operations, earnings and EVA dollars. We look forward to investing in more organic growth opportunities and returning even more to our shareholders in the future as our cash from operations continues to accelerate,” said Scott C. Morrison, executive vice president and chief financial officer.

“We continue to perform at a high level despite certain transitory inefficiencies and costs. Our talented team, Drive for 10 vision, enduring culture, capital allocation discipline and strong demand for our sustainable packaging and technologies will enable our long-term growth. In 2021 and beyond, we look forward to growing our cash from operations and EVA dollars on an even larger capital base while returning capital to our shareholders and exceeding our long-term diluted earnings per share growth goal of at least 10 to 15%,” Hayes said.

About Ball Corporation

Ball Corporation supplies innovative, sustainable aluminum packaging solutions for beverage, personal care and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 21,500 people worldwide and reported 2020 net sales of $11.8 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

Conference Call Details

Ball Corporation (NYSE: BLL) will hold its second quarter 2021 earnings call today at 9 a.m. Mountain time (11 a.m. Eastern). The North American toll-free number for the call is 877-276-0901. International callers should dial 212-231-2909. Please use the following URL for a webcast of the live call:

https://edge.media-server.com/mmc/p/oygjyhce

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain time on August 5, 2021, until 11 a.m. Mountain time on August 12, 2021. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21995645. A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s website at www.ball.com/investors under “news and presentations.”

Forward-Looking Statements

This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates," "believes," and similar expressions typically identify forward-looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements and any such statements should be read in conjunction with, and qualified in their entirety by, the cautionary statements referenced below. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10-K, which are available on our website and at www.sec.gov. Additional factors that might affect: a) our packaging segments include product capacity, supply, and demand constraints and fluctuations and changes in consumption patterns; availability/cost of raw materials, equipment, and logistics; competitive packaging, pricing and substitution; changes in climate and weather; footprint adjustments and other manufacturing changes, including the startup of new facilities and lines; failure to achieve synergies, productivity improvements or cost reductions; unfavorable mandatory deposit or packaging laws; customer and supplier consolidation; power and supply chain interruptions; changes in major customer or supplier contracts or loss of a major customer or supplier; political instability and sanctions; currency controls; changes in foreign exchange or tax rates; and tariffs, trade actions, or other governmental actions, including business restrictions and shelter-in-place orders in any country or jurisdiction affecting goods produced by us or in our supply chain, including imported raw materials; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the Company as a whole include those listed above plus: the extent to which sustainability-related opportunities arise and can be capitalized upon; changes in senior management, succession, and the ability to attract and retain skilled labor; regulatory actions or issues including those related to tax, ESG reporting, competition, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; the ability to manage cyber threats; litigation; strikes; disease; pandemic; labor cost changes; rates of return on assets of the Company's defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies both in the U.S. and in other countries, including policies, orders, and actions related to COVID-19; reduced cash flow; interest rates affecting our debt; and successful or unsuccessful joint ventures, acquisitions and divestitures, and their effects on our operating results and business generally.

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Condensed Financial Statements (Second Quarter 2021)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, except per share amounts)	2021	2020	2021	2020

Net sales	$3,459	$2,801	$6,584	$5,586

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(2,760)	(2,230)	(5,253)	(4,445)
Depreciation and amortization	(172)	(170)	(340)	(339)
Selling, general and administrative	(166)	(111)	(323)	(242)
Business consolidation and other activities	12	(112)	5	(227)
	(3,086)	(2,623)	(5,911)	(5,253)

Earnings before interest and taxes	373	178	673	333

Interest expense	(66)	(67)	(133)	(138)
Debt refinancing and other costs	-	-	-	(40)
Total interest expense	(66)	(67)	(133)	(178)
Earnings before taxes	307	111	540	155
Tax (provision) benefit	(116)	(23)	(148)	(19)
Equity in results of affiliates, net of tax	11	4	10	(21)

Net earnings	202	92	402	115

Net loss attributable to noncontrolling interests, net of tax	-	2	-	2

Net earnings attributable to Ball Corporation	$202	$94	$402	$117

Earnings per share:
Basic	$0.62	$0.29	$1.23	$0.36
Diluted	$0.61	$0.28	$1.20	$0.35

Weighted average shares outstanding (000s):
Basic	327,625	325,994	327,718	325,670
Diluted	333,378	331,717	333,615	331,884

Condensed Financial Statements (Second Quarter 2021)

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	June 30,
($ in millions)	2021	2020

Cash Flows from Operating Activities:
Net earnings	$402	$115
Depreciation and amortization	340	339
Business consolidation and other activities	(5)	227
Deferred tax provision (benefit)	73	(50)
Other, net	(146)	78
Changes in working capital	(496)	(941)
Cash provided by (used in) operating activities	168	(232)
Cash Flows from Investing Activities:
Capital expenditures	(757)	(447)
Business dispositions	1	(17)
Other, net	20	23
Cash provided by (used in) investing activities	(736)	(441)
Cash Flows from Financing Activities:
Changes in borrowings, net	5	(172)
Net issuances (purchases) of common stock	(128)	(82)
Dividends	(99)	(100)
Other, net	-	(34)
Cash provided by (used in) financing activities	(222)	(388)
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	(5)	(92)
Change in cash, cash equivalents and restricted cash	(795)	(1,153)
Cash, cash equivalents and restricted cash - beginning of period	1,381	1,806
Cash, cash equivalents and restricted cash - end of period	$586	$653

Condensed Financial Statements (Second Quarter 2021)

Unaudited Condensed Consolidated Balance Sheets

	June 30,
($ in millions)	2021	2020

Assets
Current assets
Cash and cash equivalents	$571	$643
Receivables, net	2,620	1,810
Inventories, net	1,490	1,388
Other current assets	348	169
Total current assets	5,029	4,010
Property, plant and equipment, net	5,915	4,662
Goodwill	4,448	4,314
Intangible assets, net	1,785	1,902
Other assets	1,969	1,722

Total assets	$19,146	$16,610

Liabilities and Equity
Current liabilities
Short-term debt and current portion of long-term debt	$771	$523
Payables and other accrued liabilities	5,146	3,603
Total current liabilities	5,917	4,126
Long-term debt	6,970	7,158
Other long-term liabilities	2,558	2,496
Equity	3,701	2,830

Total liabilities and equity	$19,146	$16,610

Notes to the Condensed Financial Statements (Second Quarter 2021)

1. Business Segment Information

Ball’s operations are organized and reviewed by management along its product lines and geographical areas and presented in the four reportable segments outlined below.

Beverage packaging, North and Central America: Consists of operations in the U.S., Canada and Mexico that manufacture and sell aluminum beverage containers.

Beverage packaging, EMEA: Consists of operations in numerous countries throughout Europe, including Russia, as well as Egypt and Turkey, that manufacture and sell aluminum beverage containers throughout those regions.

Beverage packaging, South America: Consists of operations in Brazil, Argentina, Paraguay and Chile that manufacture and sell aluminum beverage containers throughout most of South America.

Aerospace: Consists of operations that manufacture and sell aerospace and other related products and the provision of services used in the defense, civil space and commercial space industries.

Other consists of a non-reportable operating segment (beverage packaging, other) that manufactures and sells aluminum beverage containers; a non-reportable segment that manufactures and sells extruded aluminum aerosol containers and aluminum slugs (aerosol packaging); a non-reportable operating segment that manufactures and sells aluminum cups (aluminum cups); undistributed corporate expenses; intercompany eliminations and other business activities.

The company also has investments in operations in Guatemala, Panama, the U.S. and Vietnam that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings. Ball has entered into an agreement to sell its minority-owned investment in South Korea, which is expected to close during the third quarter of 2021. The company will receive total proceeds of $120 million, of which $30 million was received during June 2021, which is presented in payables and other accrued liabilities in Ball’s unaudited condensed consolidated balance sheets.

Notes to the Condensed Financial Statements (Second Quarter 2021)

1. Business Segment Information (continued)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2021	2020	2021	2020

Net sales
Beverage packaging, North and Central America	$1,524	$1,267	$2,820	$2,448
Beverage packaging, EMEA	906	699	1,702	1,368
Beverage packaging, South America	452	329	939	734
Aerospace	459	438	883	870
Reportable segment sales	3,341	2,733	6,344	5,420
Other	118	68	240	166
Net sales	$3,459	$2,801	$6,584	$5,586

Comparable operating earnings
Beverage packaging, North and Central America	$193	$189	$333	$335
Beverage packaging, EMEA	124	63	224	131
Beverage packaging, South America	78	46	171	109
Aerospace	34	30	69	70
Reportable segment comparable operating earnings	429	328	797	645

Other (a)	(30)	(1)	(53)	(11)
Comparable operating earnings	399	327	744	634
Reconciling items
Business consolidation and other activities	12	(112)	5	(227)
Amortization of acquired Rexam intangibles	(38)	(37)	(76)	(74)
Earnings before interest and taxes	$373	$178	$673	$333

(a)	Includes undistributed corporate expenses, net, of $28 million and $6 million for the three months ended June 30, 2021 and 2020, respectively, and $54 million and $20 million for the six months ended June 30, 2021 and 2020, respectively.

2. Non-U.S. GAAP Measures

Non-U.S. GAAP Measures – Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings. Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort. We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity and low visibility with respect to certain special items, including restructuring charges, business consolidation and other costs, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings and other non-comparable items. These items are uncertain, depend on various factors and could be material to our results computed in accordance with U.S. GAAP.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA), Comparable Operating Earnings, Comparable Net Earnings, Comparable Diluted Earnings Per Share and Net Debt – Comparable EBITDA is earnings before interest, taxes, depreciation and amortization, business consolidation and other non-comparable costs. Comparable Operating Earnings is earnings before interest, taxes, business consolidation and other non-comparable costs. Comparable Net Earnings is net earnings attributable to Ball Corporation before business consolidation and other non-comparable costs after tax. Comparable Diluted Earnings Per Share is Comparable Net Earnings divided by diluted weighted average shares outstanding. We use Comparable EBITDA, Comparable Operating Earnings, Comparable Net Earnings, and Comparable Diluted Earnings Per Share internally to evaluate the company's operating performance. Net Debt is total debt less cash and cash equivalents, which are derived directly from the company’s financial statements. Ball management uses Net Debt to Comparable EBITDA and Comparable EBITDA to interest expense as metrics to monitor the credit quality of Ball Corporation.

Notes to the Condensed Financial Statements (Second Quarter 2021)

2. Non-U.S. GAAP Measures (continued)

Please see the company’s website for further details of the company’s non-U.S. GAAP financial measures at www.ball.com/investors under the “FINANCIALS” tab.

A summary of the effects of non-comparable items on after tax earnings is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, except per share amounts)	2021	2020	2021	2020

Net earnings attributable to Ball Corporation	$202	$94	$402	$117
Business consolidation and other activities	(12)	112	(5)	227
Amortization of acquired Rexam intangibles	38	37	76	74
Share of equity method affiliate non-comparable costs, net of tax	-	-	6	30
Debt refinancing and other costs	-	-	-	40
Noncontrolling interest share of non-comparable costs, net of tax	-	-	-	1
Non-comparable tax items	59	(27)	48	(71)
Comparable Net Earnings	$287	$216	$527	$418
Comparable diluted earnings per share	$0.86	$0.65	$1.58	$1.26

A summary of the effects of non-comparable items on earnings before interest and taxes is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2021	2020	2021	2020

Net earnings attributable to Ball Corporation	$202	$94	$402	$117
Net loss attributable to noncontrolling interests, net of tax	-	(2)	-	(2)
Net earnings	202	92	402	115
Equity in results of affiliates, net of tax	(11)	(4)	(10)	21
Tax provision (benefit)	116	23	148	19
Earnings before taxes	307	111	540	155
Total interest expense	66	67	133	178
Earnings before interest and taxes	373	178	673	333
Business consolidation and other activities	(12)	112	(5)	227
Amortization of acquired Rexam intangibles	38	37	76	74
Comparable Operating Earnings	$399	$327	$744	$634

Notes to the Condensed Financial Statements (Second Quarter 2021)

2. Non-U.S. GAAP Measures (continued)

A summary of Comparable EBITDA and Net Debt is as follows:

	Twelve	Less: Six	Add: Six
	Months Ended	Months Ended	Months Ended	Year Ended
	December 31,	June 30,	June 30,	June 30,
($ in millions, except ratios)	2020	2020	2021	2021

Net earnings attributable to Ball Corporation	$585	$117	$402	$870
Add: Net loss attributable to noncontrolling interests, net of tax	(3)	(2)	-	(1)
Net earnings	582	115	402	869
Less: Equity in results of affiliates, net of tax	6	21	(10)	(25)
Add: Tax provision (benefit)	99	19	148	228
Earnings before taxes	687	155	540	1,072
Add: Total interest expense	316	178	133	271
Earnings before interest and taxes (EBIT)	1,003	333	673	1,343
Add: Business consolidation and other activities (a)	262	227	(5)	30
Add: Amortization of acquired Rexam intangibles (a)	150	74	76	152
Comparable Operating Earnings	1,415	634	744	1,525
Add: Depreciation and amortization	668	339	340	669
Less: Amortization of acquired Rexam intangibles (a)	(150)	(74)	(76)	(152)
Comparable EBITDA	$1,933	$899	$1,008	$2,042

Total interest expense	$(316)	$(178)	$(133)	$(271)
Less: Debt refinancing and other costs	41	40	-	1
Interest expense	$(275)	$(138)	$(133)	$(270)

Total debt at period end				$7,741
Less: Cash and cash equivalents				(571)
Net Debt				$7,170

Comparable EBITDA/Interest Expense (Interest Coverage)				7.6	x
Net Debt/Comparable EBITDA				3.5	x

(a)	For detailed information on these items, please see the respective quarterly filings and/or earnings releases, which can be found on our website at www.ball.com.

Notes to the Condensed Financial Statements (Second Quarter 2021)

3. Non-Comparable Items

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2021	2020	2021	2020

Non-comparable items - income (expense)
Beverage packaging, North and Central America
Business consolidation and other activities
Facility closure costs (1)	$(1)	$(1)	$-	$(2)
Individually insignificant items	(1)	-	(1)	(2)
Other non-comparable items
Amortization of acquired Rexam intangibles	(7)	(6)	(14)	(13)
Total beverage packaging, North and Central America	(9)	(7)	(15)	(17)

Beverage packaging, EMEA
Business consolidation and other activities
Facility closure costs (1)	(1)	(3)	(3)	(5)
Individually insignificant items	-	-	-	(1)
Other non-comparable items
Amortization of acquired Rexam intangibles	(16)	(15)	(33)	(31)
Total beverage packaging, EMEA	(17)	(18)	(36)	(37)

Beverage packaging, South America
Business consolidation and other activities
Brazilian indirect taxes (2)	22	-	22	-
Individually insignificant items	(1)	(3)	(2)	(4)
Other non-comparable items
Amortization of acquired Rexam intangibles	(14)	(14)	(28)	(28)
Total beverage packaging, South America	7	(17)	(8)	(32)

Other
Business consolidation and other activities
Pension settlements	-	(97)	-	(97)
Rexam acquisition related compensation arrangements	-	-	-	(6)
Goodwill impairment charges in beverage packaging, other segment	-	-	-	(62)
Reversal of certain provisions in beverage packaging, other segment	-	-	-	11
Loss from sale of and subsequent adjustment to selling price of steel food and steel aerosol business	-	-	-	(15)
Loss on sale of China business and related costs	-	-	-	(23)
Impairment of equity method investment in South Korea (3)	(5)	-	(5)	-
Individually insignificant items	(1)	(8)	(6)	(21)
Other non-comparable items
Share of equity method affiliate non-comparable costs, net of tax (4)	-	-	(6)	(30)
Noncontrolling interest's share of non-comparable costs (income), net of tax	-	-	-	(1)
Amortization of acquired Rexam intangibles	(1)	(2)	(1)	(2)
Debt extinguishment and refinance costs	-	-	-	(40)
Total other	(7)	(107)	(18)	(286)

Notes to the Condensed Financial Statements (Second Quarter 2021)

Total business consolidation and other activities	12	(112)	5	(227)
Total other non-comparable items	(38)	(37)	(82)	(145)
Total non-comparable items	(26)	(149)	(77)	(372)

Impact of U.K. tax rate change (5)	(57)	-	(57)	-
Discrete non-comparable tax items	(1)	(9)	(1)	(9)
Tax effect on business consolidation and other activities	(11)	27	(9)	44
Tax effect on other non-comparable items	10	9	19	36
Total non-comparable tax items	(59)	27	(48)	71
Total non-comparable items, net of tax	$(85)	$(122)	$(125)	$(301)

(1)	The company recorded charges and revisions to previous estimates for the costs of employee severance and benefits and facility shutdown costs related to plant closures and restructuring activities.

(2)	Due to a favorable ruling by the Brazilian Supreme Court in June 2021 eliminating ICMS “tax on tax”, the company recorded a gain associated with prior year tax credits.

(3)	In June 2021, Ball entered into an agreement to sell its minority owned equity method investment in operations in South Korea and has recognized an impairment of its investment as a result. The sale is anticipated to close in the third quarter of 2021.

(4)	In the first quarter of 2021, the company recorded its share of equity method non-comparable items associated with the company's minority-owned South Korea investment. In 2020, the company recorded its share of equity method non-comparable costs, principally related to the provision of additional equity contributions and loans to Ball Metalpack by its shareholders.

(5)	In the second quarter of 2021, the company revalued its U.K. deferred tax balances as a result of an increase in the U.K. tax rate effective beginning April 2023.